Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Second Quarter Fiscal 2010 Results
Software revenue growth of 35 percent in the second quarter of fiscal 2010 drives 41 percent improvement in operating results
MINNEAPOLIS, May 6, 2010 — XATA Corporation (Nasdaq:XATA), today reported revenue of $18.1 million for the quarter ended March 31, 2010 compared to $16.9 million for the same period of fiscal 2009. This revenue growth was driven by a 35 percent growth in total software revenue over the same period of fiscal 2009. Fiscal 2010 second quarter software revenue accounted for 63 percent of total revenue compared to 50 percent for the same period of fiscal 2009. The Company acquired 42 new customers in the second quarter of fiscal 2010.
“The second quarter represented a very strong software quarter for us,” said Jay Coughlan, chairman and president of XATA. “Our ability to continue to renew existing customers and our ability to acquire new customers through our XATANET and new Turnpike platforms drove our software growth.”
Operationally, software gross margins increased to 73 percent for the second quarter of fiscal 2010 compared to 71 percent for the same period of fiscal 2009. This improvement was driven by the Company’s ability to leverage its SaaS infrastructure by expanding its software subscriptions and the addition of new revenue through the launch of new functionality. Overall gross margins were 50 percent for the second quarter of fiscal 2010 compared to 45 percent for the same period of fiscal 2009. The improved margins were the result of software revenue growth and improved software margins.
Selling, general and administrative costs were $6.9 million or 38 percent of revenue and $5.8 million or 34 percent of revenue for the second quarter of fiscal 2010 and 2009, respectively. The increase in selling, general and administrative costs as a percentage of revenue was driven by additional costs associated with the Turnpike Global Technologies infrastructure. The Company’s expectation is that these costs will be refined in the upcoming quarters as the integration continues allowing for further leveraging of selling, general and administrative costs.

Research and development costs were $1.6 million or 9 percent of revenue and $1.4 million or 8 percent of revenue for the second quarter of fiscal 2010 and 2009, respectively. The increase was driven by additional investment in research and development costs associated with new functionality.
Operating income for the second quarter of fiscal 2010 and 2009 was $0.5 million. Excluding acquisition and integration related costs that occurred totaling approximately $0.3 million, operating income on a non-GAAP basis, increased 50 percent on a year-over-year basis to 4.4 percent in fiscal 2010.
For the second quarter of fiscal 2010, the Company reported a $0.7 million or 41 percent improvement in non-GAAP earnings (earnings before interest (net), non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $2.4 million compared to $1.7 million for the same period of fiscal 2009.
As of March 31, 2010, the Company held $13.9 million in cash and cash equivalents and had working capital of $19.9 million excluding the current portion of long-term obligations and deferred revenue.
“Our operating results for the quarter were very strong on a year-over-year basis,” said Mark Ties, chief financial officer of XATA. “The performance of our existing software business and the addition of Turnpike’s software stream drove a 2 percentage point increase in our software margins and allowed us to improve operating income performance.”
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings, which is earnings before interest (net), acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and non-GAAP earnings per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below.

About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to current vehicle data anywhere, anytime, through our monthly service packages. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. Today, XATA systems increase the productivity of approximately 104,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenue	$18,104	$16,895	$35,628	$31,538

Cost of goods sold	9,065	9,263	18,757	16,858
Selling, general and administrative	6,925	5,752	13,075	11,653
Research and development	1,599	1,403	2,933	2,810
Acquisition related costs	58	—	837	—

Total costs and expenses	17,647	16,418	35,602	31,321

Operating income	457	477	26	217
Interest expense on financing activities	(579)	—	(1,358)	—
Acquisition related interest and mark to market	(192)	—	(354)	—
Net interest and other expense	(88)	(386)	(364)	(797)

(Loss) income before income taxes	(402)	91	(2,050)	(580)
Income tax expense	—	—	—	—

Net (loss) income	(402)	91	(2,050)	(580)

Preferred stock dividends and deemed dividends	(1,706)	(534)	(1,771)	(578)

Net loss to common shareholders	$(2,108)	$(443)	$(3,821)	$(1,158)

Net loss per common share — basic and diluted	$(0.23)	$(0.05)	$(0.43)	$(0.14)

Weighted average common and common share equivalents
Basic and diluted	9,147	8,524	8,894	8,500

XATA CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	September 30,
	2010	2009
	(Unaudited)
Current assets
Cash and cash equivalents	$13,865	$3,440
Accounts receivable, net	10,698	9,323
Inventories	2,488	4,104
Deferred product costs	2,267	2,060
Prepaid expenses and other current assets	645	1,064

Total current assets	29,963	19,991

Equipment and leasehold improvements, net	5,379	3,980
Intangible assets, net	16,317	10,725
Goodwill	15,775	3,011
Deferred product costs, non-current	2,108	2,470
Other assets	248	487

Total assets	$69,790	$40,664

Current liabilities
Current portion of long-term obligations	$1,077	$84
Accounts payable	5,238	5,366
Accrued expenses	4,841	5,914
Deferred revenue	5,012	5,280

Total current liabilities	16,168	16,644

Long-term obligations, net of current portion	490	8,534
Deferred revenue, net of current portion	4,784	6,101
Other long-term liabilities	726	820

Total liabilities	22,168	32,099

Shareholders’ equity
Preferred stock	43,853	16,860
Common stock	41,270	32,624
Contingent common stock earn-out	6,452	—
Accumulated deficit	(44,740)	(40,919)
Accumulated other comprehensive income	787	—

Total shareholders’ equity	47,622	8,565

Total liabilities and shareholders’ equity	$69,790	$40,664

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net loss to common shareholders	$(2,108)	$(443)	($3,821)	($1,158)

Adjustments:
Interest expense on financing activities	579	—	1,358	—
Net interest expense	33	386	314	797
Stock-based compensation	559	450	847	793
Depreciation and amortization expense	1,385	753	2,320	1,486
Acquisition related interest, mark to market, and costs	250	—	1,191	—
Preferred stock dividends and deemed dividends	1,706	534	1,771	578

Total adjustments	4,512	2,123	7,801	3,654

Non-GAAP earnings	$2,404	$1,680	$3,980	$2,496

Non-GAAP earnings per diluted share	$0.26	$0.20	$0.45	$0.29

Shares used in calculating non-GAAP earnings per diluted share	9,147	8,524	8,894	8,500